Exhibit 99.1

SemGroup Corporation Reports First Quarter 2013 Results
Announces Initial Quarterly Dividend of $0.19 Per Share

Tulsa, OK - May 8, 2013 - SemGroup® Corporation (NYSE: SEMG) (SemGroup) today announced its financial results for the three months ended March 31, 2013 and the board of directors of SemGroup has also declared a quarterly cash dividend to common shareholders of $0.19 per share. Initiated in the second quarter of 2013, this equates to $0.76 per share annually. The company is targeting a 10% increase in dividends paid in 2013 and anticipates a double-digit annual dividend growth rate for the next three years. The dividend will be paid on May 30, 2013 to all common shareholders of record on May 20, 2013.

"We're off to a solid start in 2013 and pleased to be offering a cash dividend to our shareholders. This dividend complements our continued growth story and is an important part of our commitment to shareholders," said Norm Szydlowski, president and chief executive officer of SemGroup. "We are excited about our growth opportunities, most notably our recently announced agreement to acquire Chesapeake's gas gathering and processing assets in the Mississippi Lime play. These new assets will increase our size and strategic position in the area and help us create additional value for our shareholders."

SemGroup's adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was $35.5 million for the first quarter 2013, compared to $43.7 million for the fourth quarter 2012 and $28.1 million for the first quarter 2012, a decrease of 19% and an increase of 26%, respectively. Adjusted EBITDA, which is a non-GAAP measure, is reconciled to net income below.
First Quarter Highlights

•	On January 11, 2013, Rose Rock Midstream acquired a 33.3% interest in SemCrude Pipeline, L.L.C., which owns 51% of White Cliffs Pipeline, L.L.C.;

•	Crude marketing margins increased due to improved crude oil market conditions;

•	SemGas margins increased due to higher NGL prices, although volumes were down modestly;

•
SemCAMS saw a decrease in Adjusted EBITDA due primarily to timing of maintenance capital recovery fees as compared to the prior quarter and a decrease in volumes was driven by an unplanned shutdown at the K3 plant; and

•	SemMaterials Mexico experienced lower demand in the first quarter due to a decrease in government spending resulting from the change in administration.

SemGroup reported revenues for first quarter 2013 of $287.7 million with net income attributable to SemGroup of $43.4 million, or a $1.03 per diluted share, compared to revenues of $315.8 million with a net income attributable to SemGroup of $21.1 million, or $0.50 per diluted share, for the fourth quarter 2012. For the first quarter 2012, revenues totaled $312.0 million with net loss of $1.4 million, or a loss of $0.03 per diluted share. Net income for the first quarter of 2013 was positively impacted by an income tax benefit of $54 million due to the release of a valuation allowance on our deferred tax assets. Net income was negatively affected by a non-cash expense of $25.8 million related to a change in the fair value of warrants.

2013 Guidance
SemGroup reaffirms 2013 consolidated Adjusted EBITDA guidance of $165 million to $175 million, an increase of approximately 25% over 2012 results of $135 million. The company is on track to spend $400 million in capital investments in 2013, excluding the capital spending related to the proposed acquisition of Chesapeake's Mississippi Lime gas gathering and processing assets.

Exhibit 99.1

Earnings Conference Call
SemGroup will host a joint conference call with Rose Rock Midstream, L.P. (NYSE: RRMS) for investors tomorrow, May 9, 2013, at 11 a.m. EDT. The call can be accessed live over the telephone by dialing 877.359.3652, or for international callers, 720.545.0014. The pass code for the call is 34090290. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto SemGroup's Investor Relations website at ir.semgroupcorp.com. A replay of the webcast will also be available for a year following the call at ir.semgroupcorp.com on the Calendar of Events-Past Events page. The first quarter 2013 earnings slide deck will be posted under Presentations.

About SemGroup
Based in Tulsa, OK, SemGroup® Corporation (NYSE: SEMG) is a publicly traded midstream service company providing the energy industry the means to move products from the wellhead to the wholesale marketplace. SemGroup provides diversified services for end-users and consumers of crude oil, natural gas, natural gas liquids, refined products and asphalt. Services include purchasing, selling, processing, transporting, terminalling and storing energy.
SemGroup®, SemGas®, SemMaterials MèxicoMR, SemStream® and White Cliffs Pipeline® are registered trademarks of SemGroup Corporation.
Non-GAAP Financial Measures
Adjusted EBITDA is not a generally accepted accounting principles (GAAP) measure and is not intended to be used in lieu of a GAAP presentation of net income/loss. Adjusted EBITDA is presented in this Press Release because SemGroup believes it provides additional information with respect to our performance. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, adjusted for selected items that SemGroup believes impact the comparability of financial results between reporting periods. Although SemGroup presents selected items that it considers in evaluating its performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in SemGroup's operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions and numerous other factors. These types of variances are not separately identified in this Press Release. Because all companies do not use identical calculations, SemGroup's presentation of Adjusted EBITDA may be different from similarly titled measures of other companies, thereby diminishing its utility. Reconciliations of net income (loss) to Adjusted EBITDA for the periods presented are included in the tables at the end of this Press Release.
Forward-Looking Statements
Certain matters contained in this Press Release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, NGL Energy Partners LP (NYSE: NGL) anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-

Exhibit 99.1

looking statements. Factors that might cause actual results to differ include, but are not limited to, our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facilities; NGL's operations, which we do not control; the ability of our subsidiary, Rose Rock Midstream L.P. (NYSE: RRMS), to make minimum quarterly distributions; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; any sustained reduction in demand for the petroleum products we gather, transport, process and store; our ability to obtain new sources of supply of petroleum products; our failure to comply with new or existing environmental laws or regulations or cross border laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; changes in currency exchange rates; and the risks and uncertainties of doing business outside of the U.S., including political and economic instability and changes in local governmental laws, regulations and policies, as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management's opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.
Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Current assets	$519,657	$520,003
Property, plant and equipment, net	817,141	814,724
Goodwill and other intangible assets	17,934	17,469
Equity method investments	423,507	387,802
Other noncurrent assets, net	30,969	8,181
Total assets	$1,809,208	$1,748,179
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Current portion of long-term debt	$4,567	$24
Other current liabilities	375,715	374,320
Total current liabilities	380,282	374,344
Long-term debt, excluding current portion	176,056	206,062
Other noncurrent liabilities	166,476	146,245
Total liabilities	722,814	726,651
Total owners' equity	1,086,394	1,021,528
Total liabilities and owners' equity	$1,809,208	$1,748,179

Exhibit 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Revenues	$287,696	$312,031	$315,837
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	212,369	241,521	223,602
Operating	40,771	37,991	51,950
General and administrative	17,037	19,830	18,845
Depreciation and amortization	12,636	11,725	12,523
Gain on disposal of long-lived assets, net	(162)	—	(35)
Total expenses	282,651	311,067	306,885
Earnings from equity method investments	17,345	7,498	13,133
Operating income	22,390	8,462	22,085
Other expenses, net	27,862	7,616	5,567
Income (loss) from continuing operations before income taxes	(5,472)	846	16,518
Income tax benefit	(54,006)	(1,012)	(3,066)
Income from continuing operations	48,534	1,858	19,584
Income from discontinued operations, net of income taxes (1)	32	252	3,392
Net income	48,566	2,110	22,976
Less: net income attributable to noncontrolling interests	5,143	3,483	1,882
Net income (loss) attributable to SemGroup Corporation	$43,423	$(1,373)	$21,094
Net income (loss) attributable to SemGroup Corporation	$43,423	$(1,373)	$21,094
Other comprehensive income (loss), net of income taxes	(5,058)	12,755	(2,354)
Comprehensive income attributable to SemGroup Corporation	$38,365	$11,382	$18,740
Net income (loss) per common share:
Basic	$1.03	$(0.03)	$0.50
Diluted	$1.03	$(0.03)	$0.50
Weighted average shares (thousands):
Basic	42,070	41,907	41,960
Diluted	42,346	42,055	42,303

(1)	SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

Reconciliation of net income to Adjusted EBITDA:
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Net income	$48,566	$2,110	$22,976
Add: Interest expense	2,396	3,659	1,139
Add: Income tax benefit	(54,006)	(1,012)	(3,066)
Add: Depreciation and amortization expense	12,636	11,725	12,523
EBITDA	9,592	16,482	33,572
Selected Non-Cash Items and Other Items Impacting Comparability	25,911	11,630	10,080
Adjusted EBITDA	$35,503	$28,112	$43,652
Selected Non-Cash Items and
Other Items Impacting Comparability
(in thousands, unaudited)

	Three Months Ended
	March 31,		December 31,
	2013	2012	2012
Gain on disposal of long-lived assets, net	$(162)	$—	$(35)
Income from discontinued operations, net of income taxes (1)	(32)	(252)	(3,392)
Foreign currency transaction (gain) loss	(167)	37	(60)
Remove NGL equity earnings	(6,916)	(927)	(1,747)
NGL cash distribution	4,272	1,160	4,155
Employee severance expense	—	381	—
Unrealized (gain) loss on derivative activities	(468)	146	1,628
Change in fair value of warrants	25,796	3,987	4,227
Depreciation and amortization included within equity earnings of White Cliffs	2,405	2,541	2,550
Defense costs	—	3,000	—
Recovery of receivables written off at emergence	—	—	1,082
Non-cash equity compensation	1,183	1,557	1,672
Selected Non-Cash Items and Other Items Impacting Comparability	$25,911	$11,630	$10,080

(1)	SemStream Arizona was sold on December 31, 2012. Prior periods have been recast to reflect its results as discontinued operations.

Exhibit 99.1

2013 Adjusted EBITDA Guidance
(in millions, unaudited)		Guidance(1)

	Low		High
Net income	$96.2		$99.7
Add: Interest expense	19.0		20.0
Add: Income tax benefit	(47.4)		(46.9)
Add: Depreciation and amortization	55.0		60.0
EBITDA	$122.8		$132.8
Selected Non-Cash Items and Other Items Impacting Comparability	42.2		42.2
Adjusted EBITDA	$165.0		$175.0

Selected Non-Cash Items and Other Items Impacting Comparability
Depreciation and amortization included within equity earnings		$10.1
Change in fair value of warrants		25.8
Non-cash equity compensation		6.3
Selected Non-Cash Items and Other Items Impacting Comparability		$42.2

(1) Guidance is on a cash basis for equity investments in NGL, and includes fully consolidated Rose Rock Midstream and excludes the recently proposed CHK acquisition.